Exh. 16.2

                               Cuthill & Eddy LLP
                          Certified Public Accountants
                         Limited Liability Partnership
                            Carson L. Eddy, Partner
                          Victor J. Incinelli, Partner
                             Harry E. Harp, Partner

December 20, 2002


Securities and Exchange Commission
Mail Stop 11-3 450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have received and reviewed the report under Item 4 of Form 8-K for the event dated [August 1,] 2001 filed by Interlock Services, Inc. (formerly 2dobiz.com, Inc. and d/b/a New York International Commerce Group, Inc.) (the "Company"), to which this letter is attached as an exhibit, and have no disagreements with the position of the Company as stated therein.

Respectively submitted,

/s/ Cuthill & Eddy LLP
Cuthill & Eddy LLP

1030 W. Morse Blvd., Ste. 200
Winter Park, FL 32789